Exhibit 99.1

For Immediate Release

GLOBECOMM SYSTEMS INC. ANNOUNCES FISCAL 2004 THIRD
QUARTER AND NINE-MONTH RESULTS

Revenue Increase of 78.2% and Decrease in Net Loss of 86.0% Compared to

Third Quarter of Fiscal 2003

Hauppauge, N.Y., May 11, 2004 /BusinessWire/ — Globecomm Systems Inc. (Nasdaq: GCOM), a global provider of end-to-end satellite-based communications solutions, today announced financial results for the fiscal 2004 third quarter and nine-months ended March 31, 2004.

Fiscal 2004 Third Quarter Results

Revenues for the Company's fiscal 2004 third quarter ended March 31, 2004 increased 78.2% to $22.3 million, compared to $12.5 million in the same quarter last year. The increase in revenues was primarily the result of increased infrastructure sales activity in the U.S. Government and governmental agencies marketplace.

The Company's net loss decreased by 86.0% to $0.6 million, or $0.04 per diluted share, in the third quarter of fiscal 2004. This compares to a net loss of $4.1 million, or $0.33 per diluted share, in the third quarter of fiscal 2003. The decrease in the net loss was primarily driven by the increase in revenues and the full effect of the Company's cost cutting initiatives.

Fiscal 2004 Nine-Month Results

Revenues for the Company's fiscal 2004 nine-months ended March 31, 2004 increased 66.1% to $66.4 million, compared to $40.0 million in the same period last year. The increase in revenues was primarily the result of increased infrastructure sales in the U.S. Government and governmental agencies marketplace, coupled with a general overall improvement in the telecommunications industry segments the Company serves.

Net loss for the Company's fiscal 2004 nine-months ended March 31, 2004 decreased 87.8% to $1.7 million, or $0.13 per diluted share, compared to a net loss of $14.1 million, or $1.12 per diluted share, in the same period last year. The decrease in the net loss was primarily attributed to the increase in revenues and a reduction of satellite bandwidth costs based on agreements reached with the Company's vendors. The loss was further reduced by a $1.0 million cash recovery in connection with the previously announced settlement relating to the termination of services by a major customer in the Middle East, which is reflected as a reduction in general and administrative expenses.

Management's Review of Results

Commenting on the third quarter and nine-month financial results, David Hershberg, Chairman and Chief Executive Officer of Globecomm said, "I continue to be encouraged by the significant improvement in both top and bottom line results as compared to the same periods last year. During the first nine months of fiscal 2004, the Company has improved the cash position, repositioned itself into the U.S. Enterprise and Government marketplaces, reduced operating spending and improved satellite capacity utilization as compared to the first nine months of fiscal 2003. A testimony to our market repositioning strategy is best represented by U.S. Government and governmental agencies revenues as a percentage of total revenues, which reached 26% for the first nine months of fiscal 2004 as compared to 8% for the first nine months of fiscal 2003. In dollar terms, this represents revenues of $17.3 million in the first nine months of fiscal 2004, compared to revenues of $3.2 million in the first nine months of fiscal 2003."

Management's Current Expectations for the Full Year Ending June 30, 2004

Globecomm continues to expect consolidated revenues for the full year ending June 30, 2004 to be in excess of $85 million. The Company further anticipates a continued improvement in bottom line results.

Globecomm Systems Inc. is an end-to-end satellite-based communications solutions provider. The Company's core business provides end-to-end value-added satellite-based communications solutions. This business supplies ground segment systems and networks for satellite-based communications, including hardware and software to support a wide range of satellite systems. Its wholly-owned subsidiary, NetSat Express, Inc., provides end-to-end satellite-based Internet solutions, including network connectivity, broadband connectivity to end users, Internet connectivity, intranet extension, media distribution and other network services on a global basis. Both Globecomm Systems' and NetSat Express' customers include communication service providers, multinational corporations, Internet Service Providers, content providers and government entities.

Based in Hauppauge, New York, Globecomm Systems also maintains offices in Hong Kong, the United Kingdom and United Arab Emirates.

For more information contact:

David Hershberg: Chairman and Chief Executive Officer 631-231-9800, Globecomm Systems Inc.
Matthew Byron: Investor Relations 631-457-1301, Globecomm Systems Inc.

Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, NY 11788-3816, USA.
TEL: 631-231-9800, FAX: 631-231-1557;
Email: info@globecommsystems.com; Web: www.globecommsystems.com.

This press release contains projections or other forward-looking statements regarding future events or the future financial performance of Globecomm Systems Inc., including but not limited to, the information contained within the sections entitled "Management's Review of Results" and "Management's Current Expectations for the Full Year Ending June 30, 2004." These statements reflect the current beliefs and expectations of the Company. Some matters addressed in this press release, involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from these statements include risks and other factors detailed, from time to time, in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q, which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

-Financial tables follow-

Globecomm Systems Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003
Revenues from ground segment systems, networks and enterprise solutions	$18,956	$9,231	$55,878	$29,249
Revenues from data communications services	3,305	3,261	10,544	10,733
Total revenues	22,261	12,492	66,422	39,982
Costs and operating expenses:
Costs from ground segment systems, networks and enterprise solutions	16,180	8,967	49,282	27,446
Costs from data communications services	3,138	3,697	9,611	14,470
Selling and marketing	1,219	1,513	3,461	4,760
Research and development	242	131	953	553
General and administrative	2,118	2,277	5,115	6,651
Total costs and operating expenses	22,897	16,585	68,422	53,880
Loss from operations	(636)	(4,093)	(2,000)	(13,898)
Other income (expense):
Interest income	63	73	191	359
Interest expense	—	(76)	—	(539)
Gain on sale of available-for-sale securities	—	—	91	—
Net loss	$(573)	$(4,096)	$(1,718)	$(14,078)
Basic and diluted net loss per common share	$(0.04)	$(0.33)	$(0.13)	$(1.12)
Weighted-average shares used in the calculation of basic and diluted net loss per common share	14,100	12,557	13,080	12,569

Globecomm Systems Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2004	June 30, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,317	$22,016
Restricted cash	1,043	608
Accounts receivable, net	13,661	7,865
Inventories	8,041	10,990
Prepaid expenses and other current assets	1,909	2,040
Deferred income taxes	125	125
Total current assets	51,096	43,644
Fixed assets, net	16,228	17,536
Goodwill	7,204	7,204
Other assets	1,246	1,960
Total assets	$75,774	$70,344
Liabilities and Stockholders' Equity
Current liabilities	$22,366	$21,604
Deferred liabilities, less current portion	1,066	1,303
Total stockholders' equity	52,342	47,437
Total liabilities and stockholders' equity	$75,774	$70,344

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